UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 31, 2010

SECURED DIGITAL APPLICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-25658	84-1357927
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

230 Park Avenue, 10th Floor
New York, New York	10169
(Address of Principal Executive Offices)	(Zip Code)

(212) 551-1747
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events

On May 31, 2010, Secured Digital Applications, Inc.’s Malaysian subsidiary, Juta Ketara Sdn Bhd, entered into a binding Letter of Intent with BlueCircle Technology Sdn Bhd, a Malaysian corporation (“BlueCircle”) with respect to the purchase of all of the rights and assets, including but not limited to, accounts receivable; inventory at lower of cost or fair market value; certain assets; customer lists; databases; sales, service and vendor contracts constituting the solar energy business of BlueCircle (the “Transaction”).  The purchase price for the rights and assets subject to post closing adjustments is approximately $1.55 million payable at the closing of the Transaction.

No director, executive officer or person who may be deemed as an affiliate of Secured Digital Applications or Juta Ketara has any direct or indirect interest in BlueCircle Technology.

BlueCircle, a vertically integrated company dedicated to leading-edge solar energy solutions, provides engineering, manufacturing and solar system installation expertise, as well as advanced technology for electrical power storage.

Upon successful completion of negotiations and due diligence, the parties intend to sign a definitive agreement and complete the Transaction within forty five days from date of executing the Letter of Intent. The consummation of the Transaction will be subject to making or obtaining all necessary third-party filings and approvals and satisfactory due diligence reviews.

Management believes that the proposed Transaction will benefit our shareholders and allow them to participate in the profitable development of Juta Ketara’s solar-wind power generation business under a larger, more diversified and consolidated infrastructure.

Item 9.01   Financial Statements and Exhibits

(d)    Exhibits

Exhibit No.

Document

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99.1

Letter of Intent dated May 20, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SECURED DIGITAL APPLICATIONS, INC.

Date: June 1, 2010	By:	/s/ Kamaruddin Bujang
Kamaruddin Bujang
President & Chief Executive Officer